September 26, 2025

Meiji Seika Pharma Launches Two-Dose Vial of KOSTAIVE®, a Self-Amplifying mRNA COVID-19 Vaccine, in Japan

Meiji Seika Pharma Co., Ltd. (Headquarter: Tokyo, Japan; President and Representative Director: Toshiaki Nagasato) announced today that it launched a new presentation of KOSTAIVE®, a self-amplifying mRNA vaccine against COVID-19, supplied in vials, each containing two doses.

2回分
開封口
meiji
-20±5°
劇
筋
コロナウイルス
(SARS-CoV-2)
RNAワクチン
コスタイベ筋注用(2人用)
1バイアル中
SARS-CoV-2のスパイク
タンパク質をコードする
mRNA15μg含有
Meiji Seikaファルマ株式会社
コロナウイルス
(SARS-CoV-2)
RNAワクチン

The product targets the SARS-CoV-2 Omicron sublineage JN.1 variant XEC. In non-clinical studies, it induced neutralizing antibodies not only against Omicron JN.1 and XEC, but also against LP.8.1 and the currently circulating variants XFG and NB.1.8.1. The formulation is supplied as a two-dose vial, with one vial per carton.

Meiji Seika Pharma remains committed to contributing to the prevention of COVID-19.

About sa-mRNA

mRNA vaccines help protect against infectious diseases by providing a blueprint for cells in the body to make a protein to help our immune systems recognize and fight the disease. Compared to standard mRNA vaccines, self-amplifying mRNA vaccines instruct the body to make more mRNA and spike protein to generate a more durable immune response

Brand Name	KOSTAIVE intramuscular injection
Antigen strain	SARS-CoV-2 Omicron sublineage JN.1 variant XEC
Active ingredient	Coronavirus (SARS-CoV-2) self-amplifying mRNA vaccine
Use & Dosage	Dissolve this drug in 1.5 mL of Japanese Pharmacopoeia physiological saline solution. Administer a single dose of 0.5 mL intramuscularly
Date of Manufacturing and Marketing Approval	August 28, 2025
Date of Launch in Japan	September 26, 2025
Packaging	1 vial

*For further information, please refer to the package insert.